Exhibit 10.1

STOCK OPTION MODIFICATION AGREEMENT

This Stock Option Modification Agreement (the “Agreement”) is made and entered into as of the ____ day of November, 2007, by and between BEA Systems, Inc., a Delaware corporation (the “Company”) and the undersigned.

RECITALS

WHEREAS, the Audit Committee of the Board of Directors of the Company has conducted a review of the Company’s historical stock option grants (the “Stock Option Review”);

WHEREAS, in connection with the Stock Option Review, the Audit Committee has determined that certain stock options granted by the Company, including stock options granted to the undersigned, were not properly granted as of their purported grant date and were granted as of a later date (such later date being the “Corrected Grant Date”), and that these stock options were granted at an exercise price which was less than the fair market value of the Company’s common stock on the Corrected Grant Date (“Discount Options”);

WHEREAS, in connection with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the undersigned previously made a written election to increase the exercise price of certain of the undersigned’s outstanding Discount Options, or portions thereof, to the fair market value of the Company’s common stock on the Corrected Grant Date as determined by the Audit Committee in connection with the Stock Option Review (“409A Discount Options”); and

WHEREAS, in connection with the principal conclusions of the Stock Option Review, the Company and the undersigned desire to modify all of the undersigned’s remaining outstanding Discount Options that are not 409A Discount Options (“Remaining Discount Options”) by increasing the exercise price of such Remaining Discount Options to the fair market value of the Company’s common stock on the Corrected Grant Date as determined by the Audit Committee in connection with the Stock Option Review, as identified on Exhibit A attached hereto;

AGREEMENT

NOW, THEREFORE, BE IT RESOLVED, that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the undersigned do hereby agree as follows:

1.	All of the undersigned’s Remaining Discount Options are hereby modified by increasing the exercise price of such Remaining Discount Options to the fair market value of the Company’s common stock on the Corrected Grant Date as determined by the Audit Committee in connection with the Stock Option Review, as identified on Exhibit A attached hereto.

2.	All of the other terms of the undersigned’s Remaining Discount Options shall remain in full force and effect, except as modified above.

3.	Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings concerning the subject matter hereof. This Agreement may not be modified or amended except in a writing signed by the parties hereto. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

4.	If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such determination will not affect any other provision of this Agreement, and the provision in question shall be modified to the minimum extent necessary in order to be rendered valid and enforceable.

5.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties hereto.

This Agreement is executed as of the date set forth above.

BEA SYSTEMS, INC.:	UNDERSIGNED:

By:

Name:

Title: